Exhibit 5.1

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939 • FACSIMILE: +1.216.579.0212

March 17, 2017

TimkenSteel Corporation

1835 Deuber Ave., S.W.

Canton, Ohio 44706-2798

Re:	Registration Statement on Form S-3 Filed by TimkenSteel Corporation

Ladies and Gentlemen:

We have acted as counsel for TimkenSteel Corporation, an Ohio corporation (the “Company”), in connection with the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan (the “Plan”) and the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company to effect the registration of the Shares (as defined below) under the Securities Act of 1933 (the “Act”). The Registration Statement covers Shares issuable pursuant to adjustment awards (the “Adjusted Awards”) that were granted under the Plan to individuals who, at the time the Company’s spin-off from The Timken Company (“Timken”) was completed, were no longer be employed by, or serving on the board of directors of, Timken and their donees, pledgees, permitted transferees, assignees, successors and others who come to hold any such Adjusted Awards.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the 322,159 shares (the “Shares”) of common stock, without par value, of the Company that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted shares or other applicable award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the Plan and the Award Agreements, validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the laws of the State of Ohio, as currently in effect, and we express no opinion as to the effects of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

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